Exhibit 99.1

Unusual Machines Issues Letter to Shareholders

CEO Allan Evans shares Q2 2024 achievements and provides insight into the Company’s strategic expansion

ORLANDO, Florida – August 14, 2024 (ACCESSWIRE) – Unusual Machines, Inc. (NYSE American: UMAC) (“Unusual Machines” or the “Company”), a drone and drone components manufacturer, today announced it filed its 10-Q with the U.S. Securities and Exchange Commission for the second quarter of 2024 and provided the following letter to its shareholders from CEO Allan Evans.

Dear Shareholders,

This shareholder letter followings the completion of our second quarter of 2024. This represents our first complete quarter as a public company. We are grateful for your continued support and confidence in Unusual Machines. The completion of the acquisitions of Fat Shark Holdings LTD (“Fat Shark”) and Rotor Riot, LLC (“Rotor Riot”), financial results, and recent press releases have led to a significant number of questions from shareholders.  We would like to take this opportunity to provide context and deeper insights into our operations and what these represent for Unusual Machines’ future.

Retail Operations Update

Unusual Machines revenue for the second quarter was generated from the B2C sales channel. For the second quarter, we generated approximately $1.4 million in retail sales at a 28% gross margin and a total of $2.0 million in revenue at a 29% gross margin since the acquisitions in February 2024. We see an improvement of 10% over the same time frame in 2023 for Rotor Riot. Based upon our performance to date since we completed the acquisitions, we are currently ahead of our pace to hit the target for 2024 of $5M or better in retail revenue.

Enterprise Operations Update

The critical role drones have played in recent conflicts, such as in Ukraine and Israel, has heightened the U.S. Department of Defense’s demand for cost-effective drones and a reliable non-Chinese supply chain. We have started to sell NDAA-compliant drone components for the defense sector. Just last week, we received approval from the Defense Innovation Unit of the U.S. Department of Defense for inclusion of our U.S made Brave 7 flight controller on the Blue UAS Framework. We are currently seeing strong demand signals, and the next two months which we believe will allow us to properly evaluate product market fit and position ourselves to serve the market as we expect potential contracts prior to the government fiscal year end on September 30th. We expect these enterprise component sales to contribute to revenue in the third or fourth quarter of 2024.

Finalization of the Acquisitions of Rotor Riot and Fat Shark

We finalized the acquisitions of Rotor Riot and Fat Shark from Red Cat Holdings. As one of the final outstanding closing items, we reached an on the value of the working capital adjustment of $2M. Rather than paying it immediately, both parties agreed to amend the outstanding note to include this additional amount. Additionally, we incurred the remainder of the one-time expenses required in closing the IPO and finalizing this transaction. These expenses will continue to make it challenging to discern the basic operations of the company from the financial statements alone.

Cash Position

We view managing our cash position and cash flow as the most important aspect of our business. During the second quarter, we incurred the rest of the one-time expenses associated with our IPO and closing of the acquisition of Fat Shark and Rotor Riot. We also had marketing and inventory expenses that exceeded our baseline for the quarter. The breakdown of the cash position change over the quarter (Table 1) demonstrates the extraordinary expenses as opposed to our operating expenses. Our rough estimate of operating expenses of $400k per quarter was low and we have amended it to $450k per quarter. We also anticipate continued interest expense on our outstanding debt of approximately $80k per quarter. We also incurred cash outflows of approximately $75k as an increase in inventory. This was primary done in anticipation of an order from a customer that has since been realized in Q3. As part of our management strategy, we plan on limiting our cash burn by reducing our current inventory and prepaid inventory of $2.7M to $2.0M or less over the next nine months.

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Update on Audited Financials and Restated Earnings

On August 9, 2024, the Company filed a 10-K/A related to our re-audits of our financial results as of and for the years ended December 31, 2023 and 2022. These re-audits were required because of the SEC order against our prior auditor. The Company intends to continue to make timely filings with the SEC.

Red Cat Holdings Private Transaction

On July 22, 2024, the Company executed an agreement with Red Cat to provide Series B preferred stock in exchange for their common stock. Red Cat then divested this equity and the note to two accredited investors. The total number of shares on a fully diluted basis remains the same; however, the number of voting shares has been reduced from 10.4 million to 6.2 million. This has reduced shareholder concentration as it relates to control of the company. We also note that the notes payable are not convertible unless we incur an event of default.

Looking Ahead

Our priorities moving forward are clear:

•	Retail Sales: As our primary revenue source, we will continue to invest in and expand Rotor Riot’s operations, driving both top-line growth and improved margins while introducing U.S. made components at competitive prices.

•	NDAA-Compliant Production: We have started domestic production of drone components, with our first product, the Brave 7 flight controller, currently for sale. This is our first product to get Blue UAS Framework certification from the U.S. government. Sales over the next 2-3 months will be a strong indicator for market acceptance as well as help us prioritize the next products we focus on producing domestically.

•	Defense Components: The current demand for drone technology in the defense sector provides opportunities for sales and non-dilutive research and development financing. This segment is cyclical due to the government fiscal year ending in September, so our current primary business development focus is on sales into this segment.

We are enthusiastic about the future of Unusual Machines. The launch of the Brave 7 and the expansion of enterprise sales could provide an immediate driver for substantial growth. We thank you for your trust and confidence in our vision.  We are a small company and appreciate your feedback. Please reach out with any questions or comments.

Sincerely,

Allan Evans

CEO of Unusual Machines

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Second Quarter Financial Results

•	Sales totaled approximately $1.4 million for the three months ended June 30 and approximately $2.0 million for the period since acquisitions of Fat Shark and Rotor Riot of February 16, 2024 through June 30, 2024. We did not have any sales in the prior year or prior to the completion of the acquisitions.

•	Gross margin for the second quarter was approximately 28%, which brings us to a gross margin YTD of 29%. We did not have any sales or gross profit in the prior year.

•	Our loss from operations was approximately $1.5 million for the three months ended June 30, 2024 as compared to an operating loss of $0.4 million for the three months ended June 30, 2023. Included in this is non-recurring expenses of $0.2 million related to the acquisitions and transition costs from Fat Shark and Rotor Riot and stock compensation expense of $0.4 million.

•	Net loss attributable to common shareholders for the second quarter 2024 was approximately $1.6 million or $0.16 per share as compared to a net loss of approximately $0.4 million for the second quarter 2023 or $0.13 per share. The decrease primarily relates to additional expenses as it relates to the completion of our IPO and acquisitions and additional costs incurred related to the transition and integration of Fat Shark and Rotor Riot.

•	We had approximately $2.2 million of cash as of June 30, 2024 as compared to $0.9 million as of December 31, 2023. The increase in cash primarily relates to the closing of our IPO for gross proceeds of $5.0 million in February 2024 offset by our increase in net loss and cash used as consideration related to the acquisitions of Fat Shark and Rotor Riot.

For further information concerning our financial results, see the tables attached to this shareholders’ letter.

About Unusual Machines

Unusual Machines manufactures and sells drone components and drones across a diversified brand portfolio, which includes Fat Shark, the leader in FPV (first-person view) ultra-low latency video goggles for drone pilots. The Company also retails small, acrobatic FPV drones and equipment directly to consumers through the curated Rotor Riot e-commerce store. With a changing regulatory environment, Unusual Machines seeks to be a dominant component supplier to the fast-growing multi-billion-dollar US drone industry and the global defense business. According to Fact.MR, the global drone accessories market is currently valued at $17.5 billion and is set to top $115 billion by 2032.

For more information visit Unusual Machines at https://www.unusualmachines.com/.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements include: our expected revenue from the retail market for 2024, our expectation of entering into contracts for the Brave 7 flight controller from the U.S. government prior to its fiscal year-end on September 30, 2024, our expectation that we will sell our drone components to the Department of Defense, our ability to manage our cash burn, and improved margins. The results expected by some or all of these forward-looking statements may not occur. Factors that affect our ability to achieve these results include our ability to select, negotiate and close any acquisition targets, the sufficiency of our cash resources and future stock price, our ability to enhance our existing products, develop new products and create new services for our customers and future customers, and the Risk Factors” contained in our Prospectus filed with the Securities and Exchange Commission on April 19, 2024. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. Any forward-looking statement made by us herein speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Contact:

CS Investor Relations

917-633-8980

investors@unusualmachines.com

SOURCE: Unusual Machines, Inc.

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Table 1

Cash balance at March 31, 2024	$3.2M

Q2 cash spend:
Non-recurring expenses (IPO, acquisition, transition)	(0.3M)
Marketing and IR additional spend	(0.1M)
Interest expense	(0.05M)
Inventory increase	(0.075M)
Normal operations	(0.450M)

Cash Balance at June 30, 2024	$2.2M

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Unusual Machines, Inc.

Consolidated Condensed Balance Sheets

	June 30, 2024	December 31, 2023
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,222,445	$894,773
Inventory	1,638,038	–
Prepaid inventory	1,074,403	–
Other current assets	182,077	120,631
Total current assets	5,116,963	1,015,404

Non-current assets:
Property and equipment, net	912	1,254
Deferred offering costs	–	512,758
Operating lease right-of-use assets	356,965	–
Goodwill and intangible assets	19,666,087	–
Other non-current assets	59,426	–
Total non-current assets	20,083,390	514,012

Total assets	$25,200,353	$1,529,416

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	$786,598	$114,497
Operating lease liabilities	62,482	–
Deferred revenue	82,120	–
Total current liabilities	931,200	114,497

Long-term liabilities
Promissory note	4,000,000	–
Operating lease liabilities – long term	297,332	–

Total liabilities	5,228,532	114,497

Commitments and contingencies (See note 12)

Stockholders’ equity:
Series B preferred stock - $0.01 par value, 10,000,000 authorized and 50 and 190 shares issued and outstanding at June 30, 2024 and December 31, 2023, respectively	1	2
Common stock - $0.01 par value, 500,000,000 authorized and 10,411,240 and 3,217,255 shares issued and outstanding at June 30, 2024 and December 31, 2023, respectively	104,113	32,173
Additional paid in capital	26,518,993	5,315,790
Accumulated deficit	(6,651,286)	(3,933,046)
Total stockholders’ equity	19,971,821	1,414,919

Total liabilities and stockholders’ equity	$25,200,353	$1,529,416

See accompanying condensed unaudited notes to the consolidated condensed financial statements.

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Unusual Machines, Inc.

Consolidated Condensed Statement of Operations

For the Three and Six Months Ended June 30, 2024 and 2023

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
				(Restated – Note 13)
Revenues	$1,411,124	$–	$2,030,039	$–

Cost of goods sold	1,022,684	–	1,437,432	–

Gross Margin	388,440	–	592,607	–

Operating Expenses
Operations	213,772	–	326,094	–
Research and development	10,282	–	27,078	–
Sales and marketing	386,332	–	543,390	–
General and administrative	1,349,587	434,917	2,353,761	1,612,439
Depreciation and amortization	171	381	342	763
Total operating expenses	1,960,144	435,298	3,250,664	1,613,202
Operating loss	(1,571,704)	(435,298)	(2,658,057)	(1,613,202)

Other Expense
Interest expense	40,534	–	60,183	–
Other Expense	40,534	–	60,183	–

Net loss	$(1,612,238)	$(435,298)	$(2,718,240)	$(1,613,202)

Net loss per share attributable to common stockholders
Basic and diluted	$(0.16)	$(0.13)	$(0.34)	$(0.47)

Weighted average common shares outstanding
Basic and diluted	10,040,741	3,384,837	8,053,299	3,398,470

See accompanying condensed unaudited notes to the consolidated condensed financial statements.

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